Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

Heliogen, Inc.

Pasadena, California

We hereby consent to the incorporation by reference in the Prospectus constituting a part of this Registration Statement of our report dated May 17, 2021, relating to the financial statements of Heliogen, Inc. appearing in the Prospectus filed pursuant to Rule 424(b) of the Securities Act of 1933 on February 8, 2022.

/s/ BDO USA, LLP

BDO USA, LLP

Los Angeles, California

March 7, 2022